EXHIBIT 12.1

                               FOSTER WHEELER LTD.

                STATEMENT OF COMPUTATION OF CONSOLIDATED RATIO OF
              EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES
                                    ($000'S)
                                    UNAUDITED


                                                                   9 months
                                                                     2002
                                                                     ----
EARNINGS:
---------

Net loss .......................................................   $(334,916)
Taxes on income ................................................      18,879
Total fixed charges ............................................      71,397
Capitalized interest ...........................................        (929)
Capitalized interest amortized .................................       1,664
Equity loss/(earnings) of non-consolidated
     associated companies accounted for
     by the equity method, net of dividends ....................        (309)
                                                                   ---------

                                                                   $(244,214)
                                                                   =========


FIXED CHARGES:
-------------

Interest expense (includes dividend on
     preferred security of $12,315) ............................   $  61,176
Capitalized interest ...........................................         929
Imputed interest on non-capitalized lease payment* .............       9,292
                                                                   ---------

                                                                   $  71,397
                                                                   =========

Ratio of Earnings to Fixed Charges**                                   --

* The percent of rent included in the calculation is a reasonable approximation of the interest factor.
** Earnings are inadequate to cover fixed charges. The coverage deficiency is $315,611.

Note: There were no preferred shares outstanding during the period indicated and, therefore, the consolidated ratio of earnings to fixed charges and combined fixed charges and preferred share dividend requirements would have been the same as the consolidated ratio of earnings to fixed charges and combined fixed charges for the period indicated.